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                                                                  Exhibit No. 15


February 4, 2003

TRC Companies, Inc.
5 Waterside Crossing
Windsor, Connecticut 06095

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of TRC Companies, Inc. and subsidiaries for the quarter ended December 31, 2002, as indicated in our report dated February 4, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2002, is incorporated by reference in Registration Statement Nos. 2-66247, 2-77690, 33-18771, 33-26748, 33-38810, 33-45169, 33-70662, 33-87446, 33-87448, 33-97332
and 333-57463 on Form S-8 and Registration Statement Nos. 33-84660, 333-74528 and 333-88176 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP
Costa Mesa, CA